Exhibit 20


                                                                NEWS RELEASE
                                                                NEWS RELEASE
Fortune Brands, Inc.,  1700 East Putnam Avenue,  Old Greenwich, CT  06870
                                                                NEWS RELEASE

Contact:
Media Relations:                    Investor Relations
Clarkson Hine                       Anthony J. Diaz
(203) 698-5148                      (203) 698-5553



                            FORTUNE BRANDS ANNOUNCES
                 EXCELLENT FOURTH QUARTER AND FULL YEAR RESULTS
         Record 1998 Operating Company Contribution from Every Category;
               Sales Surpass $5 Billion; 1998 EPS Up 13% Pro Forma

Old Greenwich, CT, January 22, 1999 -- Fortune Brands, Inc. (NYSE-FO), the consumer products company, today reported excellent fourth quarter and full year results, compared with 1997 pro forma results.

For the fourth quarter:
       o  Sales +7% to $1.41 billion
       o  Income from Operations +11% to $96 million
       o  Diluted E.P.S. +12% to 55 cents
       o  Cash earnings (excluding amortization) +11% to 70 cents per share

For the year 1998:
       o  Sales +8% to $5.24 billion
       o  Income from  Operations +14% to $294 million
       o  Diluted  E.P.S. +13% to $1.67
       o  Cash earnings (excluding amortization) +10% to $2.26

Highlights include:

       o Very strong fourth quarter and full year results for home products. Moen (Fortune Brands' topselling brand) and the cabinet brands, Aristokraft and Schrock (acquired in June 1998), all posted solid double-digit sales gains. The robust housing market, recent acquisitions, and strong gains with large customers (including home centers) all contributed.
       o Excellent results for spirits and wine. Excluding the impact of foreign currency translation, operating company contribution was up 6% and 8%, respectively, for the fourth quarter and full year. The key Jim Beam Bourbon and DeKuyper cordial brands achieved excellent sales and contribution growth, and the year closed with strong momentum.
       o Office products sell-through from retailers and distributors to customers was strong. Results, as previously indicated, were negatively affected by widespread trade inventory reduction programs and pricing pressure related to mid-1998 trade consolidations. Even so, with the benefit of acquisitions, full year sales and contribution were up solidly to records.
       o While golf results in the seasonally slow fourth quarter were negatively affected, as previously projected, by the contraction in the golf club market, sales and contribution increased to records for the full year. Golf ball sales surged 11% to a record for the year, and, despite the market weakness, golf club revenues increased 6%. Tremendous demand for new Titleist Titanium clubs more than offset a decline for Cobra in line with the industry's decline. Although conditions in the club market are likely to affect comparisons early in the year, aggressive actions are underway to bring Cobra expenses in line with lower demand and lower prices, and to drive further synergies between Titleist and Cobra.

Chairman and Chief Executive Officer Thomas C. Hays said: "We had another excellent earnings growth year in 1998. Every category achieved record contribution. We completed three acquisitions, increased the dividend and reduced our total shares outstanding.

"Our sharp focus on revenue growth, cost initiatives and enhanced asset management is delivering sustained results, and the outlook is bright. With our leading positions in growing consumer categories, we expect another fine, double-digit E.P.S. growth year in 1999. We believe the consensus outlook for 10-to-11% growth is realistic."

Other highlights:

o     Dividend +5% effective with the December 1 payment
o     3.4 million shares repurchased in 1998
o Add-on acquisitions are performing well; 8 completed in 1997-98 (3 in 1998); Schrock cabinets, the largest, achieved results well ahead of plan; Geyser Peak wines outperformed major competitors and garnered prestigious recognition for outstanding quality.

                                     * * * *

Fortune Brands, Inc. is a consumer products company with headquarters in Old Greenwich, Connecticut. Its operating companies have premier brands and leading market positions in home and office products, golf equipment and distilled spirits. Home and office brands include Moen faucets, Master locks and Aristokraft and Schrock cabinets sold by units of MasterBrand Industries and Day-Timer, Swingline and Wilson Jones sold by units of ACCO World Corporation. Acushnet Company's golf brands include Titleist, Cobra and FootJoy. Major spirit and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek Bourbon, DeKuyper cordials, Whyte & Mackay Scotch and Geyser Peak and Canyon Road wines.

                                      * * *


This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, competitive product and pricing pressures, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brand groups, expenses and disruptions related to shifts in manufacturing to different locations and sources, delays in the integration of recent acquisitions, the timely resolution of the Year 2000 issue, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

                                      # # #

                              FORTUNE BRANDS, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)


                                                           Three Months Ended December 31,
                                                    1998               1997           % Change


Net Sales                                        $1,410.9            $1,318.4             7.0

    Cost of products sold                           700.2               635.3            10.2

    Excise taxes on spirits and wine                136.7               132.0             3.6

    Advertising, selling, general
      and administrative expenses                   353.9               341.7             3.6

    Amortization of intangibles                      27.7                26.3             5.3

    Restructuring and other
         nonrecurring charges                           -               170.8               -

    Interest and related expenses                    26.1                24.0             8.8

    Other (income) expenses, net                      1.3                 6.6           (80.3)

Income From Continuing Operations
     Before Income Taxes                            165.0               (18.3)              -

    Income taxes                                     69.1                 7.5               -

Income From Continuing Operations                    95.9               (25.8)              -

Income from discontinued operations                     -                   -               -

Extraordinary  items *                                  -                (8.1)              -

Net Income                                          $95.9              ($33.9)          382.9

Earnings Per Common Share

 Basic

  Income from operations                            $0.56               $0.51             9.8

  Restructuring and other
      nonrecurring charges                              -               (0.66)              -

  Income from continuing operations                  0.56               (0.15)              -

  Income from discontinued operations                   -                   -               -

  Extraordinary items                                   -               (0.05)              -

        Net income                                  $0.56              ($0.20)          380.0

 Diluted

  Income from operations                            $0.55               $0.51             7.8

  Restructuring and other
      nonrecurring charges                              -               (0.66)              -

  Income from continuing operations                  0.55               (0.15)              -

  Income from discontinued operations                   -                   -               -

  Extraordinary items *                                 -               (0.05)              -

        Net income                                  $0.55              ($0.20)          375.0


Avg. Common Shares Outstanding
    Basic                                           171.1               171.7            (0.3)
    Diluted                                         174.6               171.7             1.7


                              FORTUNE BRANDS, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)


                                                         Twelve Months Ended December 31,
                                                   1998               1997             % Change


Net Sales                                        $5,240.9            $4,844.5             8.2

    Cost of products sold                         2,667.9             2,451.3             8.8

    Excise taxes on spirits and wine                443.7               418.7             6.0

    Advertising, selling, general
      and administrative expenses                 1,401.5             1,301.6             7.7

    Amortization of intangibles                     108.2               104.2             3.8

    Restructuring and other
         nonrecurring charges                           -               298.2               -

    Interest and related expenses                   102.7               116.7           (12.0)

    Other (income) expenses, net                      5.0                14.1           (64.5)

Income From Continuing Operations
     Before Income Taxes                            511.9               139.7               -

    Income taxes                                    218.3                98.2               -

Income From Continuing Operations                   293.6                41.5               -

Income from discontinued operations                     -                65.1               -

Extraordinary  items *                              (30.5)               (8.1)              -

Net Income                                         $263.1               $98.5           167.1

Earnings Per Common Share

 Basic

  Income from operations                            $1.70               $1.41            20.6

  Restructuring and other
      nonrecurring charges                              -               (1.17)              -

  Income from continuing operations                  1.70                0.24               -

  Income from discontinued operations                   -                0.38               -

  Extraordinary items *                             (0.18)              (0.05)              -

        Net income                                  $1.52               $0.57           166.7

 Diluted

  Income from operations                            $1.67               $1.39            20.1

  Restructuring and other
      nonrecurring charges                              -               (1.16)              -

  Income from continuing operations                  1.67                0.23               -

  Income from discontinued operations                   -                0.38               -

  Extraordinary items                               (0.18)              (0.05)              -

        Net income                                  $1.49               $0.56           166.1


Avg. Common Shares Outstanding
    Basic                                           172.2               171.6             0.3
    Diluted                                         176.2               173.3             1.7

Actual Common Shares Outstanding
    Basic                                           170.9               171.9            (0.6)
    Diluted                                         173.9               175.4            (0.9)



* Extraordinary items amounts represent charges for the early extinguishment of debt.

                              FORTUNE BRANDS, INC.
                     (In millions, except per share amounts)
                                   (Unaudited)


                                            Three Months Ended                                 Twelve Months Ended
                                               December 31,                                       December 31,
                                     1998            1997         % Change           1998             1997        % Change


SEGMENT DATA

NET SALES

Home Products                       $481.1            $377.4     27.5              $1,624.4         $1,394.0        16.5
Office Products                      401.2             402.3     (0.3)              1,387.7          1,294.2         7.2
    Home and
    Office Products                  882.3             779.7     13.2               3,012.1          2,688.2        12.0
Golf Products                        142.8             161.6    (11.6)                962.9            911.6         5.6
Sprits and Wine                      385.8             377.1      2.3               1,265.9          1,244.7         1.7
       Total                      $1,410.9          $1,318.4      7.0              $5,240.9         $4,844.5         8.2


OPERATING COMPANY CONTRIBUTION*

Home Products                        $80.3             $64.0     25.5                $252.5           $222.9        13.3
Office Products                       55.0              58.2     (5.5)                134.0            128.1         4.6
    Home and
    Office Products                  135.3             122.2     10.7                 386.5            351.0        10.1
Golf Products                          5.3              11.9    (55.5)                142.9            138.2         3.4
Spirits and Wine                      96.9              92.4      4.9                 268.9            257.2         4.5
      Total                         $237.5            $226.5      4.9                $798.3           $746.4         7.0



* Operating company contribution is net sales less all costs and expenses excluding restructuring and other nonrecurring charges, amortization of intangibles, corporate administrative expenses, interest and related expenses and other (income) expenses, net.



                                            Three Months Ended                                Twelve Months Ended
                                               December 31,                                      December 31,
                                  1998           1997         % Change              1998              1997        % Change
                                                Pro Forma                                            Pro Forma


 PRO FORMA
    FINANCIAL INFORMATION**

 Income from
    Operations                   $95.9          $86.7            10.6             $293.6            $257.8          13.9

 Earnings Per
    Common Share:
       Basic                     $0.56          $0.51             9.8              $1.70             $1.51          12.6
       Diluted                    0.55           0.49            12.2               1.67              1.48          12.8



  ** Pro Forma Financial Information sets forth income from operations (income from continuing operations excluding restructuring and other nonrecurring charges) for the three-month and twelve-month periods ended December 31, 1997. The twelve months is also adjusted to reflect the net cash payment made to the Company related to the spin-off of Gallaher Group Plc, the Company's international tobacco subsidiary, on May 30, 1997, and the assumption that such proceeds were used to purchase 2.5 million Common shares and repay debt as of January 1, 1997.

                              FORTUNE BRANDS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (In millions)

                                                December 31,           December 31,
                                                      1998                1997
                                                           (Unaudited)


Assets

   Current assets
      Cash and cash equivalents                     $40.3                $54.2
      Accounts receivable, net                      919.9                862.0
      Inventories                                 1,087.6                955.2
      Other current assets                          217.5                224.2
                                                ---------            ---------
         Total current assets                     2,265.3              2,095.6

   Property, plant and equipment, net             1,119.9                980.9
   Intangibles resulting from
     business acquisitions, net                   3,761.3              3,674.1
   Other assets                                     213.2                191.9
                                                ---------            ---------
         Total assets                            $7,359.7             $6,942.5
                                                =========            =========
Liabilities and Stockholders' Equity

   Current liabilities
      Short-term debt                              $321.4               $228.4
      Current portion of long-term debt             183.3                176.2
      Other current liabilities                   1,339.9              1,363.9
                                                ---------            ---------
         Total current liabilities                1,844.6              1,768.5

   Long-term debt                                   981.7                739.1
   Other long-term liabilities                      435.9                417.8
                                                ---------            ---------
         Total liabilities                        3,262.2              2,925.4

   Stockholders' equity                           4,097.5              4,017.1
                                                ---------            ---------
         Total liabilities and
           stockholders' equity                  $7,359.7             $6,942.5
                                                =========            =========
